德恒律师事务所 DeHeng Law Offices

Beijing Deheng Law Office
12th Floor, Tower B, Focus Place,	Tel: 0086-10-66575888
Finance Street, Beijing,	Fax: 0086-10-65232181
P.R. China 100032	Website: www.dehenglaw.com

To:	QKL STORES INC.

Jing Qi Street, Dongfeng Xincun, Sa’er Tu District, Daqing, Heilongjiang, PRC

From: Beijing DeHeng Law Office

Date: 6th August, 2008

We hereby consent to the use of this letter as an exhibit to the registration statement on Form S-1 of QKL Stores Inc. and to the use of our name under the caption “Legal Matters” in the prospectus included in the registration statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours faithfully,

/s/ 德恒律师事务所

/s/ Beijing Deheng Law Office

Beijing Deheng Law Office